Exhibit 99.1

Hello, and welcome to our first quarter fiscal year 2013 financial results conference call. Joining us today are Bill Angrick, our Chairman and Chief Executive Officer, and Jim Rallo, our Chief Financial Officer and Treasurer. We will be available for questions after our prepared remarks.

The following discussion or responses to your questions reflect management’s views as of today, January 31, 2013, and will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact our financial results is included in today’s press release and in our filings with the SEC, including our most recent annual report on Form 10-K.

As you listen to today’s call, we encourage you to have our press release in front of you, which includes our financial results as well as metrics and commentary on the quarter.

During this call, we will discuss certain non-GAAP financial measures. In our press release and our filings with the SEC, each of which is posted on our website, you will find additional disclosures regarding these non-GAAP measures, including reconciliations of these measures with comparable GAAP measures. We also use certain supplemental operating data as a measure of certain components of operating performance, which we also believe is useful for management and investors.  This supplemental operating data includes Gross Merchandise Volume and should not be considered a substitute for, or superior to, GAAP results.

At this time, I’d like to turn the presentation over to our CEO, Bill Angrick.

Thanks, Julie. Good morning and welcome to our Q1 earnings call.

I’ll begin this session by reviewing our Q1 financial performance. Next, I will provide an update on our long term growth strategy.  I will turn it over to Jim for more details on the quarter and on our outlook for FY13.

During Q1 Liquidity Services reported strong financial results as we continued to grow our market share and build on our leadership position in the reverse supply chain market.  We continued to benefit from large commercial and government clients placing their trust in us to handle more of their excess inventory and high value capital asset sales, which drove strong growth this quarter

We exceeded our guidance range for adjusted EBITDA and adjusted EPS while continuing to make important investments for the future. Q1 GMV was up 30% YOY to $233.4 million driven by growth in the volume of goods in our retail supply chain and government marketplaces. Adjusted EBITDA of $24.2 million was up 6% YOY and adjusted EPS during Q1 was $0.41 up 11% YOY driven by improved operating margins in our core business.

Despite our reduced outlook for FY-13, we remain confident and focused on the execution of our long term growth strategy to achieve $2 billion in GMV by fiscal year 2016. Our 13 year history has shown that by focusing on value-creating investments measured over a three to five year horizon we have been able to deliver exceptional growth and shareholder value. Our disciplined approach to this long term investment philosophy has significantly enhanced our competitive position, client base, and financial position over the past five years.

For example, during Q1 margins in our core business expanded year over year as a result of previous multi-year investment initiatives made to improve our operating leverage and efficiencies, such as the roll out of our new warehouse management system, operational six sigma training and leadership programs and new tools to automate our customer service and marketing functions.

During the remainder of fiscal 2013 we will continue to sustain important multi-year investments that enable us to further penetrate our existing relationships, add new sellers and grow our buyer base over the long term as we take aim at our long term $2 billion GMV target.

One of the greatest organic growth opportunities we have is to do more business with our current clients. Today we provide services to over 130 Fortune 1000 corporate clients which include the leading companies in the Retail, CPG, Energy, Healthcare, Transportation, and Technology sectors. Uniformly, our clients give Liquidity Services high marks for the quality and reliability of our services and for our domain expertise in the reverse supply chain. Yet only a very small percentage of our top clients utilize the full breadth of our services or conduct business with us in more than one geographic region. As a result, this year we have created a global strategic accounts sales group to review and prioritize strategic cross selling opportunities. We are also investing in the further training and development of our sales and account management organization to enhance our ability cross sell our full array of services to our commercial clients in the U.S., Canada, Europe and Asia. This has already paid dividends as we are now bundling more of our services with major global commercial clients.  We are also investing in the global rollout of SFDC which will enhance our awareness of untapped opportunities within our large strategic account relationships and sharpen our execution. Together, these initiatives will increase our success in scaling a global sales organization and further penetrate our existing client relationships.

Our second major focus is to add new sellers to our marketplace. To achieve this goal our sales and marketing organization must be world class. This year we are expanding our investment in enterprise sales leadership and launching a standardized global enterprise sales methodology and process to improve our effectiveness in closing business with Fortune 1000 prospects. During FY13 we expect to more than double the size of our sales and marketing organization from the beginning of FY12. Given the size of our opportunity it is important that we make these investments now to support the long term growth of our business.

Another key prong in our strategy to add new sellers is to provide the full breadth of services large organizations require to conduct business. During 2013 we are increasing our investment in important services to fulfill the complete needs of Fortune 500 retailers, manufacturers and government agencies. In particular, we are investing heavily in the development of our AssetZone system to enable large organizations to internally track and manage their equipment throughout the globe and to easily access our global valuation data and online sales capabilities. We are also expanding our multi-channel sales, refurbishing, and recycling services to support the brand protection and sustainability goals of our clients.

Finally, Liquidity Services is investing in the development of global execution capabilities to expand our addressable market, add new sellers and further penetrate our existing relationships with multinational corporate clients. Following our acquisitions of GoIndustry and NESA we are well positioned to support the needs of our target market in Canada, Europe and the Asia Pacific region.

While the pace of integrating our Go-Industry acquisition is currently slower than expected and will require more investment, particularly in the Asia Pacific region, our expanded breadth of services, industry expertise and geographic coverage has been well received by our clients and has strengthened our competitive position in the reverse supply chain market.

Consistent with our long term investment philosophy, we believe our roughly $11 million acquisition of GoIndustry is a value-creating investment that is important to our long term strategy of providing the full breadth of services and geographic coverage to F500 corporate clients.

For example our existing F100 clients own and operate over 300 manufacturing facilities in China alone with several billion dollars worth of equipment and material that will be valued, redeployed and sold in the coming years. As confirmed in recent client proposal discussions in China and other international locations, Liquidity Services is unique in its ability to provide global sales and operations support combined with industry expertise and access to an international buyer base through a multi-lingual e-commerce marketplace. To capitalize on this enormous growth opportunity with our existing clients, LSI is investing in the development and integration of our GoIndustry operations in Europe and the Asia Pacific regions.

We are convinced that making important investments in the further integration of our business globally is important to serving the needs of our clients and, in turn, this will accelerate the growth of our business and create long term shareholder value.

Finally, we continue to invest in the growth and penetration of our buyer base. At the beginning of FY13, approximately 90% of our buyer base was registered on only one LSI marketplace, providing Liquidity Services an excellent opportunity to improve buyer participation in our auctions and drive corresponding GMV growth. Consequently, during 2013 we are in the process of moving our marketplaces onto our shared, flexible BUX marketplace platform. During Q1 we successfully developed and released a Unified Account tool that enables buyers to log-in to any BUX powered LSI marketplace with a single password. This new functionality is an important pre-requisite for fully integrating our marketplaces onto our shared BUX platform and for supporting the mobile versions of our marketplace platform which will both help us capture the network effects of our buyers across our marketplaces.

In summary, we have strong conviction that the asset recovery process will move online to capture efficiencies and improved transparency for commercial and government customers and that this inevitable transition represents an enormous opportunity for Liquidity Services. We are confident in our long term growth prospects and recently increased our long term growth target to $2 billion of GMV and we have a clear strategy to achieve this objective. Our competitive position continues to strengthen. Our base of existing clients and buyers provides significant long term expansion potential. Finally, our recent investments to expand our personnel, geographic footprint, service offering and industry expertise will deliver strong results for our clients and shareholders over the long term.

Finally, I would like to address our process for providing guidance. Each quarter we evaluate our strategic plan as well as our operating and financial trends in formal reviews with the leaders of our marketplaces and regions. These reviews form the basis for updating our shareholders on our financial outlook during the course of the fiscal year.  Predicting results for a rapidly evolving growth company is inherently challenging and, thus, we may revise guidance based on the data we have at the time we provide earnings results or updates. This process, led by our CFO Jim Rallo, has been, and continues to be, consistent and effective for us as a public company. During fiscal 2013, we have taken on an unprecedented level of geographic expansion to expand our addressable market in support of our long term strategy which involves the reporting and forecasting of results with team members in 20 individual countries. Our expanded global organization has added a new dimension of complexity in the budgeting and forecasting process. Our current integration process, including our investment in personnel and systems, will enhance our ability to forecast results over time all else being equal.

Now let me turn it over to Jim for a more detailed review of our financial results and outlook for FY13.

Thanks, Bill.

Our strategy of bringing innovative technology to the reverse supply chain market and our efficient business model has translated into strong results for stockholders.  Calendar year 2012 adjusted earnings before interest taxes depreciation and amortization, or adjusted EBITDA has improved 73.5% to a record $111.6 million.  Our strong adjusted EBITDA and EPS results for the first quarter which came in higher than our guidance ranges, with the slightly less than expected Gross Merchandise Volume, or GMV, demonstrates the operating efficiencies we have achieved across our entire business, as a result of investments we have made to support our growth over the last several years.

We are again in a period with vast opportunities, and our ability to capture these opportunities over the next several years will be shaped by our investments we are making over the next several quarters.  The largest of which is the Go-Industry marketplace.  The opportunity to further serve 75 of the fortune 500 clients associated with the Go-Industry acquisition will require us to make more investments and restructure an organization that has not had any investments in the last four years.  After six months of operating the Go-Industry organization and reaching out to many of our clients, we are focused on cultivating all the good team members serving the needs of our clients, investing in changes in technology to conform the usability of Liquidity Services’ marketplaces onto the Go-Industry platform, and restructure the organization to adopt the efficient operating model of Liquidity Services.  This restructuring includes replacing senior members of the U.S. and Asian Go-Industry organization with tenured members of the Liquidity Services team.  In addition, we are closing a larger number of locations around the world, than originally planned.  The success of these changes will be measured starting in next fiscal year, and we believe will allow us to drive one of the highest returns on invested capital for any of our acquisitions.

On November first, we also completed the acquisition of NESA, which expanded our capabilities and value added services in the consumer electronics vertical, as well as creating a significant presence for us in Canada.  NESA is another example of how Liquidity services has expanded its menu of services based on the needs of our clients, as well as providing them a service location in Canada increasing their logistics efficiency.  We have begun the integration process of NESA, which is moving according to plan.

Next I will comment on our first quarter results.

Total GMV increased to $233.4 million up 30.2%.

GMV in our commercial marketplaces increased to a record $153.5 million up 48% principally as a result of organic growth from new and existing clients as well as the acquisition of Go-Industry on July 1, 2012.

GMV in our DoD surplus marketplace increased to $35.1 million up 19.6%, as a result of increasing property flow from the DoD.

GMV in our GovDeals, or state and local government, marketplace increased to $29.5 million up 18.4%, as we continue to add new clients thus further penetrating the $3.0 billion public sector market.

GMV in our DoD scrap marketplace decreased to $15.3 million or 27.9%, as a result of decreasing property flow from the DoD and a decrease in commodity prices.  As sales of DoD scrap have become less material, fluctuations in commodity prices are not materially effecting our financial performance.

Total revenue increased to $122.2 million up 15.3%, primarily due to the GMV growth discussed.  Revenue growth was lower than GMV growth as the portion of business using the consignment increased.

Technology and operations expenses increased 42.9% to $22.5 million.  As a percentage of revenue, technology and operations expenses increased to 18.5% from 14.9%. These increases are primarily due to (1) expenses of $5.2 million from the acquisitions of Go-Industry and NESA; and (2) expenses of $1.5 million in staff and temporary wages, including stock based compensation, and consultant fees associated with technology infrastructure projects.

Sales and marketing expenses increased 58.0% to $10.3 million.  As a percentage of revenue, sales and marketing expenses increased to 8.4% from 6.2%. These increases are primarily due to (1) expenses of $3.2 million for the acquisitions of Go-Industry and NESA; and (2) expenses of $0.6 million in staff wages, including stock based compensation.

General and administrative expenses increased $6.2 million to $14.0 million.  As a percentage of revenue, general and administrative expenses increased to 11.4% from 7.4%. These increases are primarily due to (1) expenses of $3.7 million for the acquisitions of Go-Industry and NESA; and (2) expenses of $2.5 million in staff wages, including stock based compensation and overhead expenses.

Adjusted EBITDA of $24.2 million grew 6.4% or 15.0% excluding Go-Industry.  Adjusted EBITDA margin as a percentage of GMV decreased to 10.4% from 12.7%, driven by operating losses from Go-Industry.  Adjusted EBITDA margins excluding Go-Industry were 14% for the first quarter, demonstrating continued scale and efficiency improvements in our core business.

Adjusted net income was up 14.8% to $13.6 million.  Adjusted diluted earnings per share was up 10.8% to $0.41 based on approximately 33.1 million diluted weighted average shares outstanding.

Operating cash flow as stated on our cash flow statement was negatively affected by two items associated with the Jacobs acquisition during the quarter:  (1) the earn out payment, which in total was $17.4 million, and (2) the $1.0 million discount we received on the payment in full of the $40.0 million seller subordinated 5% note.  We expect to pay another approximately $2.2 million associated with Jacobs acquisition earn-out in the March quarter, which we believe will be the final earn-out payment.

We continue to have a strong debt free balance sheet.  At December 31, 2012, we had a cash balance of $45.9 million, current assets of $111.5 million and total assets of $380.0 million, with $25.5 million in working capital.

Capital expenditures during the quarter were $1.9 million.  We expect capital expenditures to be $6.0 to $7.0 million for fiscal year 2013.

Management is providing the following guidance for the next quarter and fiscal year 2013.  We have assumed that we will once again receive the annual incentive payment under the DoD Scrap Contract in the third quarter of fiscal year 2013.

In addition, our guidance has been adjusted to reflect:

(1)         Reduced GMV and earnings versus our previous expectation from our Go-Industry business as we implement restructuring initiatives and investments totaling several million dollars, to fully integrate Go-Industry into Liquidity Services.  This is a change in our expectation for Go-Industry operations from our previous fiscal year 2013 guidance.  We believe this investment is required to fully realize the synergies available across the Company’s buyer marketplaces and clients and to position us for profitable growth and market leadership within the $100 billion global market for capital assets; and

(2)         Reduced GMV versus our previous expectation from our liquidation.com marketplace due to lower than expected product flows from existing clients and slower than expected ramp-up in product flows from new clients and programs.  We anticipate normalized flows from new clients and programs sometime during the third and the fourth quarter of fiscal year 2013.

We expect GMV for fiscal year 2013 to range from $1.025 billion to $1.1 billion, which is a decrease from our previous guidance range of $1.1 billion to $1.2 billion.  We expect GMV for the fiscal second quarter of 2013 to range from $250 million to $275 million.

We expect adjusted EBITDA for fiscal year 2013 to range from $115 million to $121 million, which is a decrease from our previous guidance of $123 million to $133 million.  We expect adjusted EBITDA for the fiscal second quarter of 2013 to range from $28.0 million to $30.0 million.

We estimate adjusted earnings per diluted share for fiscal year 2013 to range from $1.90 to $2.02, which is a decrease from our previous guidance of $2.05 to $2.23.  For the fiscal second quarter of 2013, we estimate adjusted earnings per diluted share to range from $0.46 to $0.50.  This guidance assumes that we have an average fully diluted number of shares outstanding for the year of 33.4 million, and that we will not repurchase shares with the approximately $18.1 million yet to be expended under the share repurchase program.

Our guidance adjusts EBITDA and Diluted EPS for (i) acquisition costs including transaction costs and changes in earn out estimates; (ii) amortization of contract intangible assets of $33.3 million from our acquisition of Jacobs Trading; and (iii) for stock based compensation costs, which we estimate to be approximately $3.0 million to $3.5 million per quarter for the next three quarters of fiscal year 2013.  These stock based compensation costs are consistent with fiscal year 2012.

Bill and I will now answer questions.